     As filed with the Securities and Exchange Commission on August 1, 1997
                                                     Registration No. 333-31275
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -----------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               -----------------

                    CARDIODYNAMICS INTERNATIONAL CORPORATION
             (Exact name of Registrant as specified in its charter)

      CALIFORNIA                                                95-3533362
(State or other juris-                                       (I.R.S. Employer
  diction of incorpo-                                       Identification No.)
ration or organization)

       6155 Cornerstone Court East, Suite 125, San Diego, California 92121
                                 (619) 535-0202
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                 Richard E. Otto
                             Chief Executive Officer
                    CARDIODYNAMICS INTERNATIONAL CORPORATION
       6155 Cornerstone Court East, Suite 125, San Diego, California 92121
                                 (619) 535-0202
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               -----------------

                                   Copies to:

                             Hayden J. Trubitt, Esq.
                              James T. Whaley, Esq.
                         BROBECK, PHLEGER & HARRISON LLP
                          550 West C Street, Suite 1300
                           San Diego, California 92101

                               -----------------

        Approximate date of commencement of proposed sale to the public:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ----------------------

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                2,527,101 SHARES

                    CARDIODYNAMICS INTERNATIONAL CORPORATION
                                  COMMON STOCK

        This Prospectus relates to the public offering, which is not being underwritten, of 2,527,101 shares of Common Stock, no par value per share (the "Shares"), of CardioDynamics International Corporation ("CardioDynamics" or the "Company"). All of these Shares are held and may be offered by certain shareholders of the Company (the "Selling Shareholders") who received such Shares pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") provided by Section 4(2) thereof in connection with a private placement of the Shares consummated in February and March, 1997 (the "Private Placement"). The Shares are being registered by the Company pursuant to purchase agreements with the respective Selling Shareholders executed by the Company and the respective Selling Shareholders in connection with the Private Placement. See "The Company" and "Selling Shareholders."

        The sale of the Shares may be effected by the Selling Shareholders from time to time in transactions in the over-the-counter market, in negotiated transactions or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concession or commission from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution."

        None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The Company has agreed, among other things, to bear certain expenses (other than fees and expenses of counsel and underwriting discounts and commission and brokerage commissions and fees) in connection with the registration and sale of the Shares being offered by the Selling Shareholders. See "Selling Shareholders."

        CardioDynamics Common Stock is traded on the Nasdaq SmallCap Market ("Nasdaq SmallCap Market") under the symbol "CDIC." On July 31, 1997, the closing sale price of CardioDynamics Common Stock as reported on the Nasdaq SmallCap Market was $3.3125 per share.

        The Selling Shareholders and any broker-dealers, agents or underwriters that participate with the Selling Shareholders in the distribution of Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

                                 ---------------

THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 3 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                 ---------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

                 The date of this Prospectus is August 4, 1997.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING SHAREHOLDER OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.

                              AVAILABLE INFORMATION

        CardioDynamics is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as applicable to small business issuers such as CardioDynamics, and in accordance therewith files annual and quarterly reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048; and at Northwest Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock of the Company is traded on the Nasdaq SmallCap Market and such reports, proxy and information statements and other information concerning the Company may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

        This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is hereby made to the Registration Statement. The Registration Statement may be inspected at the public reference facilities maintained by the Commission at the addresses set forth in the preceding paragraph. Statements contained herein concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

                      INFORMATION INCORPORATED BY REFERENCE

        The following documents filed by the Company with the Commission (Commission File No. 0-11868) are hereby incorporated by reference in this
Prospectus:

        (1) The Annual Report of the Company on Form 10-KSB for the fiscal year ended November 30, 1996;

        (2) The Quarterly Reports of the Company on Form 10-QSB for the fiscal quarters ended February 28, 1997 and May 31, 1997; and

        (3) The Company's Registration Statement on Form 8-A filed with the Commission on April 19, 1984 pursuant to Section 12 of the Exchange Act, in which there is described the terms, rights and provisions applicable to the Company's Common Stock.

        All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this Offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such document). Requests for such documents should be submitted in writing to the Secretary, at CardioDynamics International Corporation, 6155 Cornerstone Court East, Suite 125, San Diego, California 92121 or by telephone at (619) 535-0202.

                                   THE COMPANY

        CardioDynamics International Corporation ("CardioDynamics" or the "Company") develops, manufactures and markets noninvasive digital heart monitoring devices which provide continuous data on a wide range of hemodynamic parameters. The Company also develops, manufactures and markets related products such as electrodes. The Company's primary product, the BioZ(TM) System, uses Thoracic Electrical Bioimpedance ("TEB") technology to obtain such data, which is typically available only through a time consuming, costly, potentially dangerous invasive procedure.

        The mission of CardioDynamics is to be a leading provider of innovative bio-medical products and services aimed at improving the quality of life.

        In November 1996, the Company received 510(k) clearance from the United States Food and Drug Administration (the "FDA") to market the BioZ System, a completely re-engineered, digital signal processing-based version of an earlier, previously-approved analog TEB machine developed by the Company. To complement the receipt of its marketing clearance, the Company is currently designing and initiating broad-based, significant clinical trials to compare the outputs received from the BioZ with those obtained through Right Heart Catheterization ("RHC").

        The Company's principal executive offices are located at 6155 Cornerstone Court East, Suite 125, San Diego, California 92121, and its telephone number is (619) 535-0202.

                           FORWARD-LOOKING STATEMENTS

        This Prospectus and the documents incorporated herein by reference contain forward-looking statements that are based on current expectations, estimates and projections about the Company's industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any such forward- looking statements. Such risks and uncertainties include those noted in "Risk Factors" below and in the documents incorporated herein by reference. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.


                                  RISK FACTORS

        An investment in the Shares involves a high degree of risk. In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Shares.

DEPENDENCE ON PRIMARY PRODUCT; UNCERTAINTY OF MARKET ACCEPTANCE

        The Company's future is substantially dependent upon the success of the BioZ System and follow-on products. The market for TEB products is in a relatively early stage of development, and there can be no assurance that this market will develop. The long-term commercial success of the BioZ System and any follow-on TEB products requires widespread acceptance, by a significant portion of the medical community, of the Company's TEB products as safe, efficacious and cost-effective alternatives to invasive procedures. Widespread acceptance would represent a significant change in practice patterns. Historically, some medical professionals have indicated hesitancy in using TEB products such as analog-based TEB monitors previously manufactured by the Company. Invasive procedures, such as right heart catheterization, are generally accepted in the medical community and have a long history of use.

        The Company currently has limited clinical data with which to demonstrate the clinical benefits of its products but plans to conduct clinical trials which it hopes will demonstrate consistent clinical benefits resulting from the use of its products (including reduced procedure time, reduced patient trauma and lower costs). There can be no assurance as to when such clinical trials will be completed, that such clinical trials will have a positive outcome or that a positive outcome in such trial would be sufficient to enable acceptance of the BioZ System by the medical community. The Company is unable to predict how quickly, if at all, its products may be accepted by members of the medical community.

        Technological limitations of TEB make it subject to inaccuracies where a patient has certain identified clinical circumstances such as (a) severe septic shock, significant pulmonary hypertension, aortic valve regurgitation, severe hypertension (MAP>130mmHg), and tachycardia rates>180BPM, and (b) until algorithm development for pediatric and exercise applications is completed, patient height measuring <47"(120cm), patient weight measuring<66 lbs(30kg) or >342 lbs. (155kg), and extreme patient movement.

        Failure of the BioZ System or other of the Company's TEB products to gain widespread acceptance in the medical community, and to maintain such acceptance, would have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION AND TECHNOLOGICAL CHANGE

        The Company competes with other entities developing and marketing non-invasive hemodynamic monitors. The Company also is subject to severe competition from invasive-technology companies, including Baxter Healthcare Corporation, which have more established and larger marketing and sales organizations, significantly greater financial and technical resources and a larger installed base of customers than the Company. Such competitors may be able to devote greater resources to the development, promotion and sales of their products than the Company. The current widespread acceptance of RHC, and lack of widespread acceptance of TEB, is an important competitive disadvantage which the Company must overcome. In addition, current and potential small competitors of the Company may establish cooperative relationships with large medical equipment companies to gain access to greater research and development or marketing resources. Competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. There can be no assurance that the Company will be able to compete successfully.

        In addition, the introduction by others of products embodying new technologies and the emergence of new hemodynamic monitoring equipment industry standards could render the Company's products obsolete and unmarketable. Other companies may develop and introduce products and processes competitive with or superior to those of the Company. In addition, other technologies or products may be developed that have an entirely different approach or means of accomplishing the intended purposes of the Company's products. Accordingly, the life cycles of the Company's products are difficult to estimate. To compete successfully, the Company must develop and introduce new products that keep pace with technological developments, respond to evolving consumer requirements and achieve market acceptance.

        There can be no assurance that the Company can satisfactorily and timely develop and introduce additional products. Even if the Company succeeds in developing and marketing products that achieve market acceptance, there can be no assurance that competitors will not in the future develop and market products that will replace those of the Company.

        The Company's business plan contemplates an income stream from sales of electrodes toward an installed base of Company monitors. The Company may be subject, however, to price competition from other electrode manufacturers.

NEW MANAGEMENT AND PRODUCTS

        Although not in fact a new company, since 1995 the Company has entirely new management and personnel, and its products and operations have been redeveloped. Therefore, currently the Company faces many of the challenges characteristic of new companies in or just emerging from the development phase.

        The BioZ System has required, and any future products will require, substantial development efforts and compliance with all governmental clearance/approval requirements. The Company may encounter unforeseen technological or scientific problems, which may force abandonment or substantial change in the development of a specific product or process, or technological change or product developments by others, any of which may have a material adverse effect on the Company. Further, even after successful technical development and receipt of governmental approval, a product may not achieve commercial success.

HISTORY OF LOSSES

        Since its emergence from bankruptcy proceedings in 1993, the Company has incurred substantial losses in the course of researching, developing and enhancing its technology and products and establishing an administrative organization. The Company anticipates that its operating expenses will increase substantially in the foreseeable future as it increases its sales and marketing activities, expands its operations and management and continues the development of its technology. Accordingly, the Company expects to incur additional losses for fiscal 1997, and there can be no assurance that the Company will achieve or sustain revenue growth or profitability.

ABILITY TO MANAGE GROWTH

        The Company, if successful, will experience a period of growth that would place a significant strain upon its managerial, financial and operational resources. There can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's operations or that the Company's management will be able to achieve the rapid execution necessary to fully exploit any future market opportunity for the Company's products. The Company's future operating results will also depend on its ability to complete its geographic network of distributors, expand its sales and marketing organizations, and fill out its staff support organization. If the Company is unable to manage expansion effectively, the Company's business, results of operations and financial condition will be materially and adversely affected. There can be no assurance, however, that such expansion or growth will occur.

GOVERNMENT REGULATION

        The Company's products and activities are subject to extensive regulation by the FDA and other governmental authorities. Delays in receipt of, or failure to obtain, regulatory clearances and approvals, or any failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations.

        The Company's TEB products are subject to extensive and rigorous regulation by the FDA and, to varying degrees, by state and foreign regulatory agencies. Under the federal Food, Drug, and Cosmetic Act (the "FDC Act"), the FDA regulates the clinical testing, manufacture, labeling, packaging, marketing, distribution and record keeping for medical devices, in order to ensure that medical devices distributed in the United States are safe and effective for their intended use.

        Before a new device can be introduced into the market, the manufacturer generally must obtain FDA clearance of a 510(k) or approval of a premarket approval ("PMA") application. Following submission of a 510(k) or PMA application, the manufacturer may not market the new device until an order is issued by the FDA granting clearance or approval, which can entail an expensive, lengthy and uncertain process.

        The Company is also subject to routine inspection by the FDA and state agencies, such as the California Department of Health Services, for compliance with Good Manufacturing Practice requirements, Medical Device Reporting requirements and other applicable regulations. Noncompliance with applicable requirements can result in warning letters, import detentions, fines, civil penalties, injunctions, suspensions or losses of regulatory approvals, recall or seizure of products, operating restrictions, refusal of the government to approve product export applications or allow the Company to enter into supply contracts and criminal prosecution. Delays in receipt of, or failure to obtain, regulatory clearances and approvals, if obtained, or any failure to comply with regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has received a marketing clearance for its BioZ System.

        The FDC Act requires that medical devices be manufactured in accordance with the current Good Manufacturing Practice requirements. Good Manufacturing Practice requirements require, among other things that (i) the manufacturing process be regulated and controlled by the use of written procedures, (ii) the ability to produce devices which meet the manufacturer's specifications be validated by extensive and detailed testing of every aspect of the process and
(iii) any deficiencies in the manufacturing process or in the products produced be investigated and detailed records kept. Manufacturing facilities are subject to FDA inspection on a periodic basis to monitor compliance with current Good Manufacturing Practice requirements. Labeling and promotional activities are subject to scrutiny by the FDA and, in certain circumstances, by the Federal Trade Commission. Current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses. For any medical device cleared through the 510(k) process, modifications or enhancements that could significantly affect the safety or effectiveness of the device or that constitute a major change to the intended use of the device require a new 510(k) submission. If the FDA requires the Company to submit a new 510(k) notice for any product modification, the Company may be prohibited from marketing the modified product until the 510(k) notice is cleared by the FDA.

        The FDA regulates computer software that performs the function of a regulated device or that is intimately associated with a given device, such as control software for diagnostic devices. The FDA is in the process of reevaluating its regulation of such software, and if the FDA undertakes increased or more rigorous regulation of such software, the BioZ System and related products may become subject to further regulatory processes and clearance requirements.

        Laws and regulations regarding the manufacture, sale and use of medical devices are subject to change and depend heavily on administrative interpretations. There can be no assurance that future changes in the regulations or interpretations made by the FDA or other regulatory bodies, with possible retroactive effect, will not adversely affect the Company.

        Sales of medical devices outside of the United States are subject to foreign regulatory requirements that vary from country to country. The Company currently relies on its international distributors and sub-distributors for the receipt of premarket approvals and compliance with clinical trial requirements in those countries that require them, and it expects to continue to rely on distributors in those countries where the Company continues to use distributors. In the event that the Company's international distributors fail to obtain or maintain required premarket approvals or fail to comply with foreign regulations, foreign regulatory authorities may require the Company to cause the applicable distributor to file revised governmental notifications, cease commercial sales of its products in the applicable countries or otherwise act so as to stop any ongoing noncompliance in such countries. Such enforcement action by regulatory authorities could have a material adverse effect on the Company's business, financial condition and results of operations.

        In order to sell its products within the European Economic Area following June 14, 1998, the Company will be required to achieve compliance with the requirements of the EEA's Medical Devices Directive and to affix CE marking on its products to attest such compliance. Failure by the Company to comply with CE marking requirements by June 1998 would mean that the Company would be unable to sell its products in the European Economic Area unless and until compliance was achieved, which could have a material adverse effect upon the Company's business, financial condition and results of operations.

FUTURE ADDITIONAL CAPITAL REQUIREMENTS; NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE

        Commercialization by the Company of the BioZ System and the development and commercialization of any additional products will require substantial expenditures. The Company's capital requirements will depend on numerous factors, including the rate of sales growth; the progress of the Company's marketing-related clinical evaluations and product development programs; the receipt of, and the time required to obtain, regulatory clearances and approvals; the resources the Company devotes to the development, manufacture and marketing of its products; the resources required to hire and develop medical sales representatives and independent distributors and to develop internal manufacturing capacity; facilities requirements; market acceptance and demand for its products; the ability of the Company and its distributors to avoid increased working capital requirements arising from hospitals' lengthy capital equipment purchase processes by offering leasing programs; and other factors. The timing and amount of such capital requirements cannot be accurately predicted. The Company may be required to raise additional funds through public or private financings, bank loans, collaborative relationships or other arrangements earlier than expected. There can be no assurance that such additional funding will be available on terms attractive to the Company, or at all.

CONTROL BY OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS

        Allen E. Paulson and James C. Gilstrap, the co-chairmen of the Company, beneficially own, directly or through CardioDynamics Holdings, LLC, which they control, approximately 71% of the outstanding shares of the Company's Common Stock (including shares owned by others which CardioDynamics Holdings, LLC has the right to vote). In addition, Mr. Paulson's sons beneficially own another 9% of the outstanding shares of Common Stock. Accordingly, these persons, individually and as a group, are able to control the Company and direct its affairs and business, including any future issuances of Common Stock or other securities by the Company, merger and acquisition decisions, declaration of dividends and the election of directors. CardioDynamics Holdings, LLC also has a contractual right to purchase at $0.25 per share the same number of shares of Common Stock as the Company may from time to time issue to any other person, although this right was waived with respect to the private offering in which the Selling Shareholders acquired the Shares.

DEPENDENCE ON MANAGEMENT AND OTHER KEY PERSONNEL

        The Company is dependent upon a limited number of key management and technical personnel. The loss of the services of one or more of such key employees could have a material adverse effect on the Company's business, financial condition, and results of operations. In addition, the Company's success depends upon its ability to attract and retain additional highly qualified sales, management, manufacturing and research and development personnel. The Company faces intense competition in its recruiting activities and there can be no assurance that the Company will be able to attract and/or retain qualified personnel.

DEPENDENCE ON DISTRIBUTOR NETWORK

        The Company intends to sell its products through distributors. There can be no assurance that the Company will succeed in entering into or in maintaining satisfactory relationships with distributors.

RELIANCE ON PATENTS AND PROPRIETARY TECHNOLOGY

        The Company's patents and proprietary technology may not be able to prevent effective competition by others. Although the Company believes that it has effective patent protection, no assurance can be given that the Company's products will not be found to infringe the rights of others. Intellectual property litigation, whether defensive or offensive, would have no certain outcome other than to drain the Company's resources.

        The validity and breadth of claims in medical technology patents involve complex legal and factual questions. No assurance can be given that any future patent applications will be issued, that the scope of any patent protection will exclude competitors or provide competitive advantages to the Company, that any of the Company's patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held or licensed by the Company or that the Company's existing patents will cover the Company's future products. Moreover, when the Company's key patents expire, the inventions will be in the public domain. Since patent applications in the United States are maintained in secrecy until patents issue, the Company cannot be certain that it will not infringe any patents that may be issued to others. In the event the Company's products are found to infringe patents held by competitors, there can be no assurance that the Company will be able to modify successfully its product to avoid infringement, or that any modified products will be commercially successful.

POTENTIAL VOLATILITY OF STOCK PRICE

        The market price of the Company's Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to various factors beyond the control of the Company, including (i) quarterly variations in operating results, (ii) announcements of technological innovations, new products or pricing by the Company's competitors, (iii) changes in, or failure of the Company to meet, financial estimates of securities analysts, (iv) the rate of adoption by physicians of TEB technology in markets targeted by the Company, (v) timing of patent and regulatory approvals, (vi) timing and extent of technological advancements, (vii) results of clinical studies and (viii) general market conditions. In addition, the stock market has experienced significant price and volume fluctuations that have affected the market prices of equity securities of many medical device companies and that often have been unrelated to the operating performance of such companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

RISKS ASSOCIATED WITH INTERNATIONAL ACTIVITIES

        The Company believes it is possible that international sales will represent a meaningful portion of revenue in the future. This would require significant management attention and financial resources and subject the Company further to the risks of selling internationally. These risks include unexpected changes in regulatory requirements, tariffs and other barriers and restrictions, and an adverse effect from reduced protection for intellectual property rights and the burdens of complying with variety of foreign laws. In addition, fluctuations in the rates of exchange could increase the price in local currencies of the Company's products in foreign markets and make the Company's products relatively more expensive than competitors' products that are denominated in local currencies.

PRODUCT LIABILITY RISK AND PRODUCT RECALL; LIMITED INSURANCE COVERAGE

        The nature of the Company's business exposes it to risks of product liability or product recalls that are inherent in the design, development, manufacture and marketing of medical devices, in the event that use of the Company's products is alleged to have caused adverse effects on a patient or such products are believed to be defective. Medical devices as complex as those offered by the Company frequently contain errors or failures, especially when first introduced or when new versions are released. The Company's products are designed to be used in certain procedures where there is a high risk of serious injury or death. Such risks will exist even with respect to those products that have received, or may in the future receive, regulatory clearance for commercial sale.

        The Company did not carry product liability insurance during certain periods prior to May 15, 1995. Therefore, it has no coverage for analog TEB monitors manufactured and sold during certain times. Since then, the Company has maintained product liability insurance at levels which it believes to be sufficient and consistent with industry standards for companies with its current sales levels. The Company intends to increase its product liability insurance policy limit as sales grow. There can be no assurance that the Company's product liability insurance is adequate or that such insurance coverage will continue to be available on commercially reasonable terms or at all. In addition, product liability claims or recalls could result in loss of revenue or delay in market acceptance, diversion of development resources, damage to the Company's reputation or increased service and warranty costs.

UNCERTAINTY AND POTENTIAL NEGATIVE EFFECTS OF HEALTH CARE REFORM

        The health care industry is undergoing fundamental changes resulting from political, economic and regulatory influences. In the United States, comprehensive programs have been proposed that seek to (i) increase access to health care for the uninsured, (ii) control the escalation of health care expenditures within the economy, and (iii) use health care reimbursement policies to help control the federal deficit. The Company anticipates that Congress and state legislatures will continue to review and assess such proposals, and public debate of these issues will likely continue. The Company cannot predict which, if any, of such reform proposals will be adopted and when they might be adopted. Other countries also are considering health care reform. Significant changes in health care systems are likely to have a substantial impact over time on the manner in which the Company conducts its business and could have a material adverse effect on the Company's business, financial condition and results of operations, and ability to market its products as currently contemplated.

                                 USE OF PROCEEDS

        The Company will not receive any of the proceeds from the sale of the Shares. All proceeds from the sale of the Shares will be for the account of the Selling Shareholders, as described below. See "Selling Shareholders" and "Plan of Distribution" described below.

                              SELLING SHAREHOLDERS

        The following table sets forth certain information regarding the Selling Shareholders' beneficial ownership of the Company's Common Stock as of June 30, 1997. Except as otherwise indicated in this Prospectus, the Selling Shareholders have not had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares. The numbers set forth in the column "Number of Shares Being Offered" below constitute all of the Shares that the Selling Shareholders may distribute in this offering; however, there are currently no agreements, arrangements or understandings with respect to the sale of any of the Shares and the table below assumes the sale of all Shares held by the Selling Shareholders. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Shareholders may offer the Shares for resale from time to time. See "Plan of Distribution."

     The Selling Shareholders purchased the Shares in connection with a private placement offering completed in February and March, 1997. In connection with the purchase of such Shares, each Selling Shareholder entered into a purchase agreement pursuant to which such Selling Shareholder represented that he, she or it was acquiring the Shares for investment and with no present intention of distributing the Shares. The Company agreed, in such purchase agreements, to prepare and file a registration statement as soon as practicable and to bear all expenses other than fees and expenses of counsel for a Selling Shareholder and underwriting discounts and commissions and brokerage commissions and fees. In addition, and in recognition of the fact that the Selling Shareholders, even though purchasing the Shares without a view to distribution, may wish to be legally permitted to sell the Shares when each deems appropriate, the Company filed with the Commission a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to, among other things, the resale of the Shares from time to time at prevailing prices in the over-the-counter market or in privately-negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until all Shares offered hereby have been sold pursuant thereto or until such Shares are no longer, by reason of Rule 144(K) under the Securities Act or any other rule of similar effect, required to be registered for the sale thereof by the Selling Shareholders.

        The following table sets forth the name of each Selling Shareholder, the number of shares of CardioDynamics Common Stock owned beneficially by each Selling Shareholder as of July 30, 1997, and the number of shares which may be offered pursuant to this Prospectus. CardioDynamics will not receive any of the proceeds from the sale of Shares by the Selling Shareholders.

                                                     Shares Beneficially   Number of
                                                       Owned Prior to    Shares Being
                                                         Offering(1)        Offered
                                                         -----------        -------
              Selling Shareholder                         Number            Number
               -------------------                         ------           ------

The British Life Office                                     180,000         180,000

Veritas SG Investment Trust GmbH                          1,000,000       1,000,000

Ryco and Co Nominee                                         170,000         170,000

Banco Central Hispano                                        66,667          66,667

Banque Pictet (Luxembourg)                                  122,807         122,807

Banque Privee Edmond De Rothchild                            21,053          21,053

Banco Banif Renta Variable/Transcont                        140,351         140,351

Banco Banif/Universal                                        26,316          26,316

Banco Banif/Invermanher                                      35,088          35,088

Banco Banif/Siglo XXI                                        26,316          26,316

Faisal Finance (Switzerland) S.A.                            70,000          70,000

Swiss Bank Corporation Trust                                100,000         100,000

Heritage Small Cap Fund                                     200,000         200,000

Roger Dee Alsabrook                                          35,088          35,088

Suzy W. Duff                                                104,561         104,561

Mid America Ent. Money Purchase Pension Plan                 29,102          29,102

Alan Charles Newman and Janet Marie Newman,                  94,488          94,488
Trustees of the Alan Charles Newman and Janet
Marie Newman Family Trust UDT dated
December 10, 1991

Henry Abrams Trust                                           52,632          52,632

Mark Milstein Revocable Trust U/A Dtd 8/27/92                52,632          52,632

---------------

(1) The persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

                              PLAN OF DISTRIBUTION

        The Shares offered hereunder may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the Nasdaq SmallCap Market or in the over-the-counter market or otherwise, at prices and on terms then prevailing or related to the then-current market price, or in negotiated transactions. The Shares may be sold to or through one or more broker-dealers, acting as agent or principal, in underwritten offerings, block trades, agency placements, exchange distributions, brokerage transactions or otherwise, or in any combination of transactions.

        At the time a particular offer of Shares is made, to the extent required, a supplemental Prospectus will be distributed which will set forth the number of shares being offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from the Selling Shareholders, any discounts, commissions and other items constituting compensation from the Selling Shareholders and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

        In connection with any transaction involving the Shares, broker-dealers or others may receive from the Selling Shareholders, and may in turn pay to other broker-dealers or others, compensation in the form of commissions, discounts or concessions in amounts to be negotiated at the time (which compensation may be in excess of customary commissions). Broker-dealers and any other persons participating in a distribution of the Shares may be deemed to be "underwriters" within the meaning of the Act in connection with such distribution, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Act.

        Any or all of the sales or other transactions involving the Shares described above, whether effected by the Selling Shareholders, any broker-dealer or others, may be made pursuant to this prospectus. In addition, any Shares that qualify for sale pursuant to Rule 144 under the Act may be sold under Rule 144 rather than pursuant to this prospectus.

        In order to comply with the securities laws of certain states, if applicable, the Shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        CardioDynamics and the Selling Shareholders may agree to indemnify certain persons, including broker-dealers or others, against certain liabilities in connection with any offering of the Shares, including liabilities under the Securities Act.

                                  LEGAL MATTERS

        The validity of the shares offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, San Diego, California.

                                     EXPERTS

        The financial statements of CardioDynamics International Corporation appearing in CardioDynamics International Corporation's Annual Report (Form 10-KSB) for the year ended November 30, 1996, have been audited by Peterson & Co., independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 INDEMNIFICATION

        Section 317 of the California General Corporation Law provides for the indemnification of officers and directors of the Company against expenses, judgments, fines and amounts paid in settlement under certain conditions and subject to certain limitations.

        Article Three of the Bylaws of the Company provides that the Company shall indemnify any person who is or was a director, officer, employee or agent of the Company (or predecessor corporation of the Company), or any person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, subject to certain limitations. In addition, expenses incurred by a director, officer, employee or agent in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company.

        The Company's Articles of Incorporation, as amended, provide that no director of the Company shall be liable for monetary damages in an action by or in the right of the Company for breach of a director's duties to the Company and its shareholders, as set forth in Section 309 of the California Corporations Code, provided however that: (a) such provision does not eliminate or limit the liability of a director of the Company: (i) for acts or omissions that involve intentional misconduct or knowing or culpable violation of law, (ii) for acts or omissions that a director of the Company believes to be contrary to the best interests of the Company or its shareholder or that involves the absence of good faith on the part of a director of the Company, (iii) or any transaction from which a director of the Company derives an improper personal benefit, (iv) for acts or omissions that show a reckless disregard of the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware in the ordinary course of performing the director's duties, of a risk of serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexecuted pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) under Section 310 of the California Corporations Code, or
(vii) under Section 316 of the California Corporations Code; such provision eliminating liability shall not eliminate or limit the ability of an officer for any act or omission as an officer notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

               The Company is authorized to provide indemnification of its agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the Company and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code. The Company has entered into such indemnification agreements with each of its directors and officers.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                    CARDIODYNAMICS INTERNATIONAL CORPORATION

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Available Information..........................................................2
Information Incorporated by Reference..........................................2
The Company....................................................................3
Forward-Looking Statements.....................................................3
Risk Factors...................................................................3
Use of Proceeds................................................................9
Selling Shareholders...........................................................9
Plan of Distribution..........................................................11
Legal Matters.................................................................11
Experts.......................................................................11
Indemnification...............................................................11

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

   The following table sets forth the various costs and expenses to be paid by the Company with respect to the sale and distribution of the securities being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

SEC Registration Fee.......................................... $ 3,661

Printing Expenses *........................................... $ 1,000

Blue Sky Fees and Expenses *.................................. $10,000

Legal Fees and Expenses*...................................... $12,000

Accounting Fees and Expenses*................................. $ 1,000

Miscellaneous*................................................ $ 1,000

         Total................................................ $28,661
                                                                ======

--------------------
     *Estimated



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    (a) Section 317 of the California General Corporation Law provides for the indemnification of officers and directors of the Company against expenses, judgments, fines and amounts paid in settlement under certain conditions and subject to certain limitations.

    (b) Article Three of the Bylaws of the Company provides that the Company shall indemnify any person who is or was a director, officer, employee or agent of the Company (or predecessor corporation of the Company), or any person who is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, subject to certain limitations. In addition, expenses incurred by a director, officer, employee or agent in defending a civil or criminal action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Company may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company.

    (c) The Company's Articles of Incorporation, as amended, provided that no director of the Company shall be liable for monetary damages in an action by or in the right of the Company for breach of a director's duties to the Company and its shareholders, as set forth in Section 309 of the California Corporations Code, provided however that: (a) such provision does not eliminate or limit the liability of a director of the Company: (i) for acts or omissions that involve intentional misconduct or knowing or culpable violation of law, (ii) for acts or omissions that a director of the Company believes to be contrary to the best interests of the Company or its shareholder or that involves the absence of good faith on the part of a director of the Company, (iii) or any transaction from which a director of the Company derives an improper personal benefit, (iv) for acts or omissions that show a reckless disregard of the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware in the ordinary course of performing the director's duties, of a risk of serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexecuted pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) under Section 310 of the California Corporations Code, or
(vii) under Section

316 of the California Corporations Code; such provision eliminating liability shall not eliminate or limit the ability of an officer for any act or omission as an officer notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

        The Company is authorized to provide indemnification of its agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the Company and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code. The Company has entered into such indemnification agreements with each of its directors and officers.


ITEM 16. EXHIBITS

        EXHIBIT NUMBER

+       4.1     Form of Stock Purchase Agreement between the Company and
                the Selling Shareholders (incorporated by reference to February 28, 1997 Form 10-QSB (Exhibit 10.2)).

*       5.1     Opinion of Brobeck, Phleger & Harrison LLP.

*       23.1    Consent of Peterson & Co., Independent Auditors.

*       23.2    Consent of Brobeck, Phleger & Harrison LLP (included in
                Exhibit 5.1).

+       24.1    Power of Attorney (see page II-3).

                *  Filed herewith.
                +  Previously filed.

ITEM 17. UNDERTAKINGS

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution;

        (2) That, for determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time shall be treated as the initial bona fide offering; and

        (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on the 1st day of August, 1997.

                                   CARDIODYNAMICS INTERNATIONAL CORPORATION

                                   By  /s/ RICHARD E. OTTO
                                       ----------------------------------------
                                       Richard E. Otto, Chief Executive Officer

                                POWER OF ATTORNEY

    Each person whose signature appears below constitutes and appoints Richard
E. Otto, as attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendment to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                  Signature                                       Title                            Date
                  ---------                                       -----                            ----

           /s/ RICHARD E. OTTO
----------------------------------------------    DIRECTOR AND CHIEF EXECUTIVE OFFICER         August 1, 1997
               Richard E. Otto                         (PRINCIPAL EXECUTIVE OFFICER)

          /s/ STEPHEN P. LOOMIS
----------------------------------------------    VICE PRESIDENT, FINANCE AND CHIEF FINANCIAL
              Stephen P. Loomis                   OFFICER (PRINCIPAL FINANCIAL OFFICER AND     August 1, 1997
                                                          PRINCIPAL ACCOUNTING OFFICER)


        /s/ STEPHENSON M. DECHANT*                              DIRECTOR                       August 1, 1997
----------------------------------------------
            Stephenson M. Dechant

       /s/ NICHOLAS V. DIACO, M.D.*                             DIRECTOR                       August 1, 1997
----------------------------------------------
           Nicholas V. Diaco, M.D.

          /s/ JAMES C. GILSTRAP*                                DIRECTOR                       August 1, 1997
----------------------------------------------
              James C. Gilstrap

                                                                DIRECTOR
----------------------------------------------
              Louis P. Ferrero

                                                                DIRECTOR
----------------------------------------------
               Cam L. Garner

         /s/ MICHAEL D. PADILLA*                                DIRECTOR                       August 1, 1997
----------------------------------------------
             Michael D. Padilla

          /s/ ALLEN E. PAULSON*                                 DIRECTOR                       August 1, 1997
----------------------------------------------
              Allen E. Paulson

                                                                DIRECTOR
----------------------------------------------
             Richard O. Martin

*  By Richard E. Otto, as attorney-in-fact

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    EXHIBITS

                                       TO

                                    FORM S-3

                                      UNDER

                             SECURITIES ACT OF 1933


                    CARDIODYNAMICS INTERNATIONAL CORPORATION

                                  EXHIBIT INDEX



       Exhibit
       Number         Exhibit
       ------         -------
+       4.1           Form of Stock Purchase Agreement between the Company and
                      the Selling Shareholders (incorporated by reference to
                      February 28, 1997 Form 10-QSB (Exhibit 10.2)).

*       5.1           Opinion of Brobeck, Phleger & Harrison LLP.

*      23.1           Consent of Peterson & Co., Independent Auditors.

*      23.2           Consent of Brobeck, Phleger & Harrison LLP (included in
                      Exhibit 5.1).

+      24.1           Power of Attorney (see page II-3).

*  Filed herewith.
+  Previously filed.